Exhibit 21

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
Compugraphics International Limited	United Kingdom
Compugraphics USA Inc.	Delaware
Cyantek Corporation	Delaware
Groupement Pour Le Traitement Du terril De Lubumbashi (55%)	Jersey, Channel Islands
Harko CV	Netherlands
Key Professional Services Ltd.	Gibraltar
O.M.G. Chemicals (S) Pte. Ltd	Singapore
OM Group (Suzhou) Electronic Chemicals Co. Ltd.	China
OM Group Ultra Pure Chemicals Limited	United Kingdom
OM Group Ultra Pure Chemicals Pte. Ltd.	Singapore
OM Group Ultra Pure Chemicals SAS	France
OM Group Ultra Pure Chemicals Sdn Bhd	Malaysia
OM Holdings, Inc.	Delaware
OMG (Asia) Electronic Chemicals Co., Ltd.	Taiwan
OMG (Suzhou) Electronic Chemicals Co., Ltd.	China
OMG Americas, Inc.	Ohio
OMG Asia-Pacific Co., Ltd.	Taiwan
OMG Belleville Limited	Canada
OMG Borchers GmbH	Germany
OMG Borchers SAS	France
OMG Electronic Chemicals (M) Sdn Bhd	Malaysia
OMG Electronic Chemicals Pte. Ltd.	Singapore
OMG Electronic Chemicals, Inc.	Delaware
OMG Europe GmbH	Germany
OMG Finland Oy	Finland
OMG Harjavalta Chemicals Holding BV	Netherlands
OMG Japan, Inc.	Japan
OMG Kokkola Chemicals Holding (Two) BV	Netherlands
OMG Kokkola Chemicals Oy	Finland
OMG UK Limited	United Kingdom
Societe Congolaise Pour le Traitement du Terril de Lubumbashi (49%)	Democratic Republic of Congo